EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-39072, 333-54017, 333-33555, 333-29725, 333-90186 and 333-116695 on Forms S-8 of our reports dated March 1, 2006 relating to the financial statements and financial statement schedule of CommScope, Inc. and management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of CommScope, Inc. for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP
Charlotte, North Carolina
March 1, 2006